PROMEDCO MANAGEMENT COMPANY
EXHIBIT 11
Computation of Per Share Earnings
(All amounts are expressed in thousands, except for earnings per share)


                                                              Three Months Ended             Six Months Ended
                                                                   June 30,                      June 30,
                                                          --------------------------    ---------------------------
                                                             2000           1999            2000           1999
                                                          -----------    -----------    -----------     -----------
BASIC
     Weighted average shares outstanding                        22,097         20,532         22,090          20,787
     Contingently issuable shares in business
         combinations                                             -               335           -                376
                                                        --------------  -------------  -------------   -------------
     Number of common shares outstanding                        22,097         20,867         22,090          21,163
                                                        ==============  =============  =============   =============

DILUTED
     Weighted average shares outstanding                        22,097         20,532         22,090          20,787
     Contingently issuable shares in business
         combinations                                             -               335           -                376
     Net common shares issuable on exercise of certain
         stock options and warrants (1)                            395          1,587            909           1,670
     Net common shares issuable on conversion of
         preferred stock(2)                                       -              -             1,769            -
     Other dilutive securities(2)                                 -               118             78             119
                                                        --------------  -------------  -------------   -------------
     Number of common shares outstanding                        22,492         22,572         24,846          22,952
                                                        ==============  =============  =============   =============

Net income (loss) available to common stockholders      $           10  $       3,962  $       3,003   $       7,696
Dividends earned assuming conversion of preferred
     stock                                                        -              -               122            -
Interest expense, net of tax assuming conversion of
     convertible subordinated notes payable                                        67              6             134
                                                        --------------  -------------  -------------   -------------
                                                        $           10  $       4,029  $       3,131   $       7,830
                                                        ==============  =============  =============   =============

(1) Net common shares issuable on exercise of certain stock options and warrants are calculated based on the treasury stock method to the extent the individual options and warrants are not anti-dilutive.
(2) Redeemable convertible preferred stock and other dilutive securities are calculated based on the if-converted method to the extent that the securities are not anti-dilutive.